Exhibit 10.6

Accelera Innovations, Inc
20511 Abbey Dr.
Frankfort, IL 60423

November 11, 2013

Blaise Wolfrum, M.D.
1375 E. Schaumburg Rd., Suite 230
Schaumburg, IL 60194

Dear Blaise:

On behalf of Accelera Innovations, Inc (Accelera) (the “Company”), I am pleased to extend this offer of employment to you for the position of President for the Accelera business unit “Behavioral Health Care Associates” reporting to John Wallin, CEO.

We are excited about the prospect of your joining the team to help lead our business to new levels of success.  We believe this offer is a strong one and fully recognizes the magnitude of your potential contributions to our organization as we grow the business.

We are pleased to offer you a starting annual base salary of Three Hundred Thousand Dollars ($300,000) (less all applicable withholding and tax deductions), which shall be paid bi-weekly in accordance with the Company’s customary payroll practices.  This employment agreement is a three (3) year term agreement, with an automatic annual renewal and will include an annual review process.

1.
Duties and Responsibilities – As the President for the Accelera business unit “Behavioral Health Care Associates”, your responsibilities shall include but not be limited to the continued improvement and growth of the Behavioral Health Associates business. This offer is for a full-time position.  The position will require you to travel to other locations as necessary to fulfill your responsibilities.

2.
Salary – As agreed, you will begin receiving your paid salary at the time Accelera Innovations, Inc. completes the Due Diligence, Valuation and Audited Financials of the Behavioral Health Care Associates business performed by an Accelera appointed accounting firm, approximately ninety (90) days from this offer. The Board of Directors will implement a bonus structure based on goals, objectives and performance.

3.	Equity Compensation – In addition to your salary, the Board of Directors and Administrator of the Acelera Innovation, Inc. 2012 Employee, Director and Consultant Stock

Page  of [INSERT PAGE NUMBER]
Confidential and Proprietary

Exhibit 10.6 -- Page 1

Plan grant you Six Hundred Thousand (600,000) shares of the company’s Common Stock under the terms of the company’s 2011 Stock Option Plan at the exercise price of $0.0001 per share. The Six Hundred Thousand (600,000) shares shall vest over the course of the Three (3) years, earned annually, at Two Hundred Thousand (200,000) shares each year; after the commencement of employment so long as you remain an employee of the Company.   Accelera is in no way guaranteeing the performance of its stock.  The value of the stock is driven by the performance of the company and how it is perceived in the marketplace.

Notwithstanding the foregoing, in the event of a closing of a Change of Control (as defined below) transaction, your option shall immediately vest and become fully exercisable.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Please note that at present the Company’s shares are not listed on any stock exchange, publicly traded or registered for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

4.
Benefits and Vacation – You will be eligible to receive benefits and vacation time based on the Benefits and Vacation package that the company is in the process of developing, but will include, at minimum, six (6) weeks of paid vacation, paid malpractice insurance, and paid health and dental for you and your family.  Benefits being developed will take into account medical and dental insurance needs.  The Benefits and Vacation package is currently being developed by the Board of Directors.  Once finalized, the Benefits and Vacation package will be presented and immediately implemented.

Exhibit 10.6 -- Page 2

5.	Employee Confidential Information, Non-Circumvention and Non-Solicitation –
To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company’s standard “Employee Confidentiality, Non-Circumvention and Non-Solicitation” form.  A copy of this agreement is enclosed for your review.  We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

6.
At -Will Employment – Should you decide to accept our offer, you will be an “at-will” employee of the Company as outlined in the Illinois regulations.  This means that either you or the Company may terminate the employment relationship with or without cause at any time.  Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains “at-will.”  However, notwithstanding anything to the contrary, you may not be terminated, demoted, transferred, or reassigned prior to the payment by Accelera to you of the entire purchase price of $4,550,000.00 relating to the sale of stock of Behavioral Health Care Services, Ltd. to Accelera Innovations, Inc., as set forth in greater in greater detail in the Parties’ Stock Purchase Agreement.

7.
Authorization to Work – Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States.  If you have any questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, please contact our Human Resources Department.

8.	Complete Offer and Agreement – This letter contains our complete understanding and agreement regarding the terms of your employment by the Company.

9.	Acceptance of Offer – If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and scan it to me at your earliest convenience.

This employment offer is contingent upon the following:

•	Due Diligence, Valuation and Audited Financials of “Behavioral Health Care Associates”.
•
Your submission of satisfactory proof of identity and legal authorization to work in the United States. A copy of your Driver’s License, State ID or Passport and a copy of Social Security Card is required for completion of Form I-9).

•	The receipt of this signed offer letter.
•
Your execution of a Confidentiality, Non-Circumvention and Non-Solicitation on your first day of employment, a copy of which is attached.  Please review the agreement prior to accepting your offer from Company.

Exhibit 10.6 -- Page 3

In the event any provision of this letter conflicts with the provisions of the Stock Plan or the Confidentiality, Non-Circumvention and Non-Solicitation, the provisions of this letter shall control.

We are looking forward to your coming on board and having a long and fulfilling career with Accelera Innovations, Inc. You will be a member of a select team of professionals contributing to the continued growth of the Company.

Sincerely,

John Wallin
Accelera Innovations, Inc.

I accept the offer of employment by Accelera Innovations, Inc. on the terms described in this letter.

Signature:  /s/ Blaise J. Wolfrum, M.D.

Date:  November 20, 2013

cc: Board of Directors
Human Resources

Enclosures:
2011 Company Stock Option Plan
Confidentiality, Non-Circumvention and Non-Solicitation

Exhibit 10.6 -- Page 4

ACCELERA INNOVATIONS, INC.
2011 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

1. DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Acelera Innovation, Inc. 2012 Employee, Director and Consultant Stock Plan, have the following meanings:

(a)	“Administrator” means the Board, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

(b)	“Affiliate” means a corporation or other entity controlled by the Company and designated by the Administrator as such.

(c)	“Award” means a Stock Appreciation Right, Stock Option or Stock Award.

(d)	“Board” means the Board of Directors of the Company.

(e)
“Cause” shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of Cause shall be made by the Administrator in its sole discretion. Cause is not limited to events which have occurred prior to a Participant’s termination of employment or services, nor is it necessary that the Administrator’s finding of Cause occur prior to the termination of employment or services. If the Administrator determines, subsequent to a Participant’s termination of employment or services but prior to the vesting of a Stock Option, Stock Appreciation Right or Stock Award or exercise of a Stock Option or Stock Appreciation Right, that either prior or subsequent to the Participant’s termination of employment or services the Participant engaged in conduct which would constitute Cause, then the unvested Stock Option, Stock Appreciation Right or Stock Award, as applicable, is immediately cancelled and any vested Stock Options or Stock Appreciation Rights cease to be exercisable. Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term “Cause” (or a similar term) which is in effect at the time of termination, such definition shall govern for purposes of determining whether such Participant has been terminated for Cause for purposes of this Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g)	“Commission” means the Securities and Exchange Commission or any successor agency.

(h)
“Committee” means a committee of Directors appointed by the Board to administer this Plan. With respect to Stock Options granted at the time the Company is publicly held, if any, insofar as the Committee is responsible for granting Stock Options to Participants hereunder, it shall consist solely of two or more directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 and each of whom is also an “outside director” under Section 162(m) of the Code.

(i)	“Company” means Accelera Innovations Inc., a Delaware corporation.

(j)	“Director” means a member of the Company’s Board of Directors.

(k)
“Disability” or “Disabled” means mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or an Affiliate, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months, and which renders the Participant unable to engage in any substantial gainful activity; provided, however, that a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.

Exhibit 10.6 -- Page 5

Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term “Disability” (or a similar term), such definition shall govern for purposes of determining whether such Participant suffers a Disability for purposes of this Plan. The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

(l)	“Effective Time” means the date of adoption of the Plan by the Company’s Board, August 25, 2011 based on 20,500,000 shares issued and outstanding.

(m)	“Eligible Individual” means any officer, employee or director of the Company or an Affiliate, or any consultant or advisor providing services to the Company or an Affiliate.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(o)
“Fair Market Value” means, as of any given date, the fair market value of the Stock as determined by the Administrator or under procedures established by the Administrator and in accordance with Section 409A of the Code.

(p)
“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Participant (including adoptive relationships); any person sharing the Participant’s household (other than a tenant or employee); any trust in which the Participant and any of these persons have substantially all of the beneficial interest; any foundation in which the Participant and any of these persons control the management of the assets; any corporation, partnership, limited liability company or other entity in which the Participant and any of these other persons are the direct and beneficial owners of substantially all of the equity interests (provided the Participant and these other persons agree in writing to remain the direct and beneficial owners of all such equity interests); and any personal representative of the Participant upon the Participant’s death for purposes of administration of the Participant’s estate or upon the Participant’s incompetency for purposes of the protection and management of the assets of the Participant.

(q)	“Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)	“Non-Employee Director” means a Director who is not an officer or employee of the Company or any Affiliate.

(s)	“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(t)	“Optionee” means a person who holds a Stock Option.

(u)	“Participant” means a person granted an Award.

(v)	“Plan” means this Accelera Innovations, Inc. 2011 Employee, Director and Consultant Stock Plan.

(w)
“Representative” means (i) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; or (iv) any person to whom a Stock Option has been transferred with the permission of the Administrator or by operation of law; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Administrator.

(x)	“Stock” means shares of the Company’s common stock, par value $0.0001 per share.

(y)	“Stock Appreciation Right” means a right granted under Section 6.

Exhibit 10.6 -- Page 6

(z)
“Stock Award” means an Award, other than a Stock Option or Stock Appreciation Right, made in Stock or denominated in shares of Stock. A Stock Award may be settled in Stock or cash, as determined in the discretion of the Administrator.

(aa)	“Stock Option” means an option granted under Section 5.

(bb)	“Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.

(cc)
“Ten Percent Holder” means an individual who owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company or of any parent or subsidiary corporation of the Company determined pursuant to the rules applicable to Section 422(b)(6) of the Code.

2. ESTABLISHMENT AND PURPOSE.

The Plan is established by the Company to attract and retain persons eligible to participate in the Plan, motivate Participants to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. The Plan is adopted as of the Effective Time, subject to approval by the Company’s stockholders within 12 months before or after such adoption date. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date 10 years after the effective date.

3. ADMINISTRATION; ELIGIBILITY.

The Plan shall be administered by the Administrator; provided, however, that, if at any time no Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals.

The Administrator shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals; provided, however, that each Eligible Individual must be an officer, employee, director or consultant of the Company or of an Affiliate at the time the Award is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of an Award to a person not then an officer, employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Award shall be conditioned upon such person becoming an Eligible Individual at or prior to the time the Award is granted. Participation shall be limited to such persons as are selected by the Administrator. The granting of any Award to any individual shall neither entitle that individual to, nor disqualify such individual from, participation in any other Awards.

Awards may be granted as alternatives to, in exchange or substitution for, or replacement of, awards outstanding under the Plan or any other plan or arrangement of the Company or an Affiliate (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or an Affiliate). The provisions of Awards need not be the same with respect to each Participant.

Among other things, the Administrator shall have the authority, subject to the terms of the Plan:

(a)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(b)	to determine whether and to what extent Stock Options, Stock Appreciation Rights, Stock Awards or any combination thereof are to be granted hereunder;

(c)	to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d)	to approve forms of agreement for use under the Plan;

(e)
to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or forfeiture waiver and any right of repurchase, right of first refusal or other transfer restriction regarding any Award and the shares of Stock relating thereto, based on such factors or criteria as the Administrator shall determine);

(f)
subject to Section 8(a), to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, with respect to (i) performance goals and targets applicable to performance-based Awards pursuant to the terms of the Plan and (ii) extension of the post-termination exercisability period of Stock Options;

Exhibit 10.6 -- Page 7

(g)	to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred;

(h)
to adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax laws applicable to the Company or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Options or Shares acquired upon the exercise of Stock Options;

(i)	to determine the Fair Market Value; and

(j)	to determine the type and amount of consideration to be received by the Company for any Stock Award issued under Section 7.

The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Administrator.

Any determination made by the Administrator or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants, unless otherwise determined by the Board if the Administrator is the Committee.

No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual’s own willful misconduct or as expressly provided by law.

4. STOCK SUBJECT TO PLAN.

Subject to adjustment as provided in this Section 4, the aggregate number of shares of Stock which may be delivered under the Plan shall not exceed a number equal to 25% of the total number of shares of Stock outstanding immediately following the Effective Time, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock; provided, however, that, as of January 1 of each calendar year, commencing with the year 2013, the maximum number of shares of Stock which may be delivered under the Plan shall automatically increase by a number sufficient to cause the number of shares of Stock covered by the Plan to equal 25% of the total number of shares of Stock then outstanding, assuming for this purpose the conversion into Stock of all outstanding securities that are convertible by their terms (directly or indirectly) into Stock.

To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary thereof because the Award expires, is forfeited, canceled or otherwise terminated, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

Exhibit 10.6 -- Page 8

In the event of any Company stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, partial or complete liquidation, or any other corporate transaction, Company share offering or other event involving the Company and having an effect similar to any of the foregoing, the Administrator may make such substitution or adjustments in the (A) number and kind of shares that may be delivered under the Plan, (B) additional maximums imposed in the immediately preceding paragraph, (C) number and kind of shares subject to outstanding Awards, (D) exercise price of outstanding Stock Options and Stock Appreciation Rights and (E) other characteristics or terms of the Awards as it may determine appropriate in its sole discretion to equitably reflect such corporate transaction, share offering or other event; provided, however, that the number of shares subject to any Award shall always be a whole number.

5. STOCK OPTIONS.

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

The Administrator shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. To the extent that any Stock Option is not designated as an Incentive Stock Option or, even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option. Incentive Stock Options may be granted only within 10 years from the date the Plan is adopted, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

Stock Options shall be evidenced by option agreements, each in a form approved by the Administrator. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur as of the date the Administrator determines.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Optionee affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

Stock Options granted under this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Administrator shall deem desirable.

(a)
Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Administrator; provided, however, that the exercise price per share shall be not less than the Fair Market Value per share on the date the Stock Option is granted, or if the Stock Option is intended to qualify as an Incentive Stock Option and is granted to an individual who is a Ten Percent Holder, not less than 110% of such Fair Market Value per share.

(b)	Shares. Each option agreement shall state the number of shares to which it pertains.

(c)
Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Incentive Stock Option shall be exercisable more than 10 years (or five years in the case of an individual who is a Ten Percent Holder) after the date the Incentive Stock Option is granted.

(d)
Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times, and subject to such terms and conditions, as shall be determined by the Administrator. If the Administrator provides that any Stock Option is exercisable only in installments, the Administrator may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Administrator may determine. In addition, the Administrator may at any time, in whole or in part, accelerate the exercisability of any Stock Option, provided that the Administrator shall not accelerate the exercise date of any installment of any Incentive Stock Option (and not previously converted into a Non-Qualified Stock Option pursuant to Section 9(g)) if such acceleration would violate the annual exercisability limitation contained in Section 422(d) of the Code, as described in subsection (f) below.

Exhibit 10.6 -- Page 9

(e)
Method of Exercise. Subject to the provisions of this Section 4, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company or its designee specifying the number of shares of Stock subject to the Stock Option to be purchased and by complying with any other condition(s) set forth in the option agreement.

The option price of any Stock Option shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) or, unless otherwise provided in the applicable option agreement, by one or more of the following: (i) in the form of unrestricted Stock already owned by the Optionee (or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to a Stock Award hereunder) held for at least 6 months based in any such instance on the Fair Market Value of the Stock on the date the Stock Option is exercised; (ii) by certifying ownership of shares of Stock owned by the Optionee to the satisfaction of the Administrator for later delivery to the Company as specified by the Company; (iii) unless otherwise prohibited by law for either the Company or the Optionee, by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or (iv) by any combination of cash and/or any one or more of the methods specified in clauses (i), (ii) and (iii). Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an Incentive Stock Option as is permitted by Section 422 of the Code, and a form of payment shall not be permitted to the extent it would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to the Stock Option for financial reporting purposes.

If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, the number of shares of Stock to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the option exercise price shall be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Administrator.

No shares of Stock shall be issued upon exercise of a Stock Option until full payment therefor has been made. Upon exercise of a Stock Option (or a portion thereof), the Company shall have a reasonable time to issue the Stock for which the Stock Option has been exercised, and the Optionee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided herein or in the applicable option agreement.

(f)
Limitation on Yearly Exercise for Incentive Stock Options. The option agreements shall restrict the amount of Incentive Stock Options which may become exercisable in any calendar year (under this or any other Incentive Stock Option plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each Incentive Stock Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee in any calendar year does not exceed $100,000.

(g)
Transferability of Stock Options. Except as otherwise provided in the applicable option agreement, a Non-Qualified Stock Option (i) shall be transferable by the Optionee to a Family Member of the Optionee, provided that (A) any such transfer shall be by gift with no consideration and (B) no subsequent transfer of such Stock Option shall be permitted other than by will or the laws of descent and distribution, and (ii) shall not otherwise be transferable except by will or the laws of descent and distribution. An Incentive Stock Option shall not be transferable except by will or the laws of descent and distribution. A Stock Option shall be exercisable, during the Optionee’s lifetime, only by the Optionee or by the guardian or legal representative of the Optionee, it being understood that the terms “holder” and “Optionee” include the guardian and legal representative of the Optionee named in the applicable option agreement and any person to whom the Stock Option is transferred (X) pursuant to the first sentence of this Section 4(e) or pursuant to the applicable option agreement or (Y) by will or the laws of descent and distribution. Notwithstanding the foregoing, references herein to the termination of an Optionee’s employment or provision of services shall mean the termination of employment or provision of services of the person to whom the Stock Option was originally granted.

Exhibit 10.6 -- Page 10

(h)
Termination by Death. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates by reason of death, any Stock Option held by such Optionee may thereafter be exercised by the Participant’s Representative (i) to the extent that the Stock Option has become exercisable but has not been exercised on the date of death and (ii) in the event rights to exercise the Stock Option accrue periodically, to the extent of a pro-rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death. If the Participant’s Representative wishes to exercise the Stock Option, the Representative must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the shares on a later date if the Participant had not died and had continued to be an officer, employee, director or consultant or, if earlier, within the originally prescribed term of the Stock Option. In the event of termination of employment or provision of services due to death, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(i)
Termination by Reason of Disability. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates by reason of Disability, any Stock Option held by such Optionee may thereafter be exercised by the Optionee (i) to the extent that the Stock Option has become exercisable but has not been exercised on the date of Disability; and (ii) in the event rights to exercise the Stock Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability. A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant’s termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the shares on a later date if the Participant has not become Disabled and had continued to be an officer, employee, director or consultant or, if earlier, within the originally prescribed term of the Stock Option. In the event of termination of employment or provision of services by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(j)
Termination for Cause. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or services terminate for Cause, all outstanding and unexercised Stock Options as of the time the Optionee is notified that such Optionee’s employment or services are terminated for Cause will immediately be cancelled.

(k)
Other Termination. Unless otherwise provided in the applicable option agreement, if an Optionee’s employment or provision of services terminates for any reason other than death, Disability or Cause, the Optionee may exercise any Stock Option granted to the Optionee to the extent that the Stock Option is exercisable on the date of such termination, but only within such term as the Administrator has designated in the Optionee’s option agreement. The provisions of this Section 5(k), and not the provisions of Sections 5(h) and 5(i), shall apply to an Optionee who subsequently becomes Disabled or dies after the termination of employment or service; provided, however, that in the case of an Optionee’s Disability or death within three months after the termination of service, the Optionee or the Optionee’s survivors may exercise the Stock Option within one year after the date of the Optionee’s termination of service, but in no event after the date of expiration of the term of the Stock Option. Notwithstanding anything in this Section 5(k) to the contrary, if subsequent to an Optionee’s termination of employment or services, but prior to the exercise of a Stock Option, the Administrator determines that, either prior to subsequent to the Optionee’s termination of employment or services, the Optionee engaged in conduct that would constitute Cause, then such Optionee shall cease to have any right to exercise such Stock Option. An Optionee who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a permanent and total Disability), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Optionee’s service with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide. Except as required by law or as set forth in the Optionee’s option agreement, Stock Options granted under the Plan shall not be affected by any change of an Optionee’s status within or among the Company and any Affiliates, so long as the Optionee continues to be an officer, employee, director or consultant of the Company or any Affiliate. In the event of termination of services for any reason other than death, Disability or Cause, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(l)	Participant Loans. Unless otherwise prohibited by law for either the Company or the Optionee, the Administrator may in its discretion authorize the Company to.

Exhibit 10.6 -- Page 11

(i)	lend to an Optionee an amount equal to such portion of the exercise price of a Stock Option as the Administrator may determine; or

(ii)	guarantee a loan obtained by an Optionee from a third-party for the purpose of tendering such exercise price.

The terms and conditions of any loan or guarantee, including the term, interest rate, whether the loan is with recourse against the Optionee and any security interest thereunder, shall be determined by the Administrator, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of (i) the aggregate Fair Market Value on the date of exercise, less the par value, of the shares of Stock to be purchased upon the exercise of the Stock Option, and (ii) the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

6. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights may be granted either on a stand-alone basis or in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Administrator, or, if granted in conjunction with all or part of any Stock Option, upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by a Participant as determined by the Administrator in accordance with this Section 6, and, if granted in conjunction with all or part of any Stock Option, by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Administrator. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 6. Stock Options which have been so surrendered, if any, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Administrator, including the following:

(a)
Stock Appreciation Rights granted on a stand-alone basis shall be exercisable only at such time or times and to such extent as determined by the Administrator. Stock Appreciation Rights granted in conjunction with all or part of any Stock Option shall be exercisable only at the time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

(b)
Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Stock or both, which in the aggregate are equal in value to the excess of the Fair Market Value of one share of Stock over (i) such Fair Market Value per share of Stock as shall be determined by the Administrator at the time of grant (if the Stock Appreciation Right is granted on a stand-alone basis), or (ii) the exercise price per share specified in the related Stock Option (if the Stock Appreciation Right is granted in conjunction with all or part of any Stock Option), multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(c)	A Stock Appreciation Right shall be transferable only to, and shall be exercisable only by, such persons permitted in accordance with Section 5(g).

7. STOCK AWARDS OTHER THAN OPTIONS.

Stock Awards may be directly issued under the Plan (without any intervening options), subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Administrator shall determine. Stock Awards may be issued which are fully and immediately vested upon issuance or which vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives, or the Company may issue Stock Awards which entitle the Participant to receive a specified number of vested shares of Stock or cash, as determined by the Administrator, upon the attainment of one or more performance goals or service requirements established by the Administrator.

Exhibit 10.6 -- Page 12

The principal terms of each Stock Award shall be set forth in a stock grant agreement, which shall be in a form approved by the Administrator and shall contain the terms and conditions which the Administrator determines to be appropriate and in the best interests of the Company, including the number of shares to which the Stock Award relates.

Shares representing a Stock Award shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more certificates (which may bear appropriate legends referring to the terms, conditions and restrictions applicable to such Award). The Administrator may require that any such certificates be held in custody by the Company until any restrictions thereon shall have lapsed and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award.

A Stock Award may be issued in exchange for any consideration which the Administrator may deem appropriate in each individual instance, including, without limitation:

(a)	cash or cash equivalents;

(b)	past services rendered to the Company or any Affiliate; or

(c)
future services to be rendered to the Company or any Affiliate (provided that, in such case, the par value of the Stock subject to such Stock Award shall be paid in cash or cash equivalents, unless the Administrator provides otherwise).

A Stock Award that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an award of “Restricted Stock” or “Restricted Stock Units.”

8. CHANGE IN CONTROL PROVISIONS.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

(i)
Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant;

(ii)
The restrictions applicable to any outstanding Stock Award shall lapse, and the Stock relating to such Award shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(iii)	All outstanding repurchase rights of the Company with respect to any outstanding Awards shall terminate; and

(iv)	Outstanding Awards shall be subject to any agreement of merger or reorganization that effects such Change in Control, which agreement shall provide for:

(A)	The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation,

(B)	The assumption of the outstanding awards by the surviving corporation or its parent or subsidiary;

(C)	The substitution by the surviving corporation or its parent or subsidiary of equivalent awards for the outstanding Awards; or

(D)	Settlement of each share of Stock subject to an outstanding Award for the Change in Control Price (less, to the extent applicable, the per share exercise price).

(v)
In the absence of any agreement of merger or reorganization effecting such Change in Control, each share of Stock subject to an outstanding Award shall be settled for the Change in Control Price (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds the Change in Control Price, the outstanding Award shall terminate and be canceled.

(b)	Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

Exhibit 10.6 -- Page 13

(i)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 8(b); or

(ii)
Within any period of 24 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 8(b), that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)
The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company, by any corporation controlled by the Company, or by such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction, and (3) individuals who were members of the Board immediately prior to the approval by the stockholders of the Corporation of such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)
The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, other than to a corporation pursuant to a transaction which would comply with clauses (1), (2) and (3) of subsection (iii) of this Section 8(b), assuming for this purpose that such transaction were a Corporate Transaction.

(c)
Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national securities exchange on which such shares are listed or on Nasdaq, as applicable, during the 60-day period prior to and including the date of a Change in Control, or if the Stock is not publicly quoted, the Fair Market Value determined by the Administrator and (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Stock paid in such tender or exchange offer or Corporate Transaction. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.

Exhibit 10.6 -- Page 14

9. MISCELLANEOUS.

(a)
Amendment. The Board may amend or alter the Plan or any Award, but no amendment or alteration shall be made which would adversely affect the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (i) made to avoid an expense charge to the Company or an Affiliate, or (ii) made to permit the Company or an Affiliate to claim a deduction under, or otherwise comply with, the Code (including, but not limited to, Section 409A of the Code). No such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

The Administrator may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the holder thereof without the holder’s consent.

Notwithstanding anything in the Plan to the contrary, neither the Board nor a Committee may (i) amend a Stock Option to reduce its option price, (ii) cancel a stock option and re-grant a Stock Option with a lower option price that the option price of the cancelled Stock option or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a Stock Option.

(b)
Termination of the Plan. The Plan will terminate on the date which is 10 years from the earlier of the date of its adoption by the Board and the date of its approval by the stockholders. The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any option agreements, Stock Appreciation Right agreements or Stock Award agreements executed prior to the effective date of such termination.

(c)
Unfunded Status of Plan. It is intended that this Plan be an “unfunded” plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

(d)
Rights as a Shareholder: No Participant to whom an Award has been granted shall have rights as a shareholder with respect to any shares covered by such Award, except after due exercise of the Stock Option or Stock Appreciation Right or vesting of the Stock Award and tender of the full purchase price, if any, for the shares being purchased pursuant to such exercise or award and registration of the shares in the Company’s share register in the name of the Participant.

(e)
Issuance of Securities: Except as expressly provided herein, no issuance by the Company of shares of Stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Awards. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of shares pursuant to an Award.

(f)	Fractional Shares: No fractional shares shall be issued under the Plan and the Company shall pay cash in lieu of fractional shares equal to the Fair Market Value of such fractional shares.

(g)
Conversion of Incentive Stock Options into Non-Qualified Stock Options; Termination of Incentive Stock Options: The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s Incentive Stock Options (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Stock Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Participant is an employee of the Company or a Subsidiary at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Stock Options as the Administrator, in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s Incentive Stock Options converted into Non-Qualified Stock Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such conversion.

Exhibit 10.6 -- Page 15

(h)
Notice to Company of Disqualifying Disposition: Each employee who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the employee makes a “Disqualifying Disposition” of any shares acquired pursuant to the exercise of an Incentive Stock Option. A “Disqualifying Disposition” is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (i) two years after the date the employee was granted the Incentive Stock Option, or (ii) one year after the date the employee acquired shares by exercising the Incentive Stock Option, except as otherwise provided in Section 424(c) of the Code. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

(i)	General Provisions.

(i)
The Administrator may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(ii)	Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(iii)
The adoption of the Plan shall not confer upon any employee, director consultant or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.

(iv)
No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

(v)
The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(vi)
Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Common Stock, cash or other thing of value under this Plan or an agreement to be transferred to the Participant, and no shares of Common Stock, cash or other thing of value under this Plan or an agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

(vii)
The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Exhibit 10.6 -- Page 16

(viii)
If any payment or right accruing to a Participant under this Plan (without the application of this Section (9)(c)(viii)), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute “parachute payments.” The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 9(c)(viii) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes.

(ix)
To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(x)	The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

(xi)
If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

(xii)
This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors

(xiii)
This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and such agreement, the terms and conditions of the Plan shall control

(xiv)
In the event there is an effective registration statement under the Securities Act pursuant to which shares of Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares of Stock received, directly or indirectly, as an Award or pursuant to the exercise or settlement of an Award.

(xv)
None of the Company, an Affiliate or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise of an Award or the Company’s purchase of Stock or an Award from such holder in accordance with the terms hereof.

(xvi)	This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the state of Delaware (other than its law respecting choice of law).

(j)
Compliance with Section 409A of the Code. The Plan is intended to comply with Section 409A of the Code, and official guidance issued thereunder, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated, and administered consistently with this intent.

Exhibit 10.6 -- Page 17

ACCELERA INNOVATIONS, INC.
EMPLOYEE CONFIDENTIALITY, NON-CIRCUMVENTION AND
NON-SOLICITATION AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, NON-CIRCUMVENTION AND NON-SOLICITATION AGREEMENT (hereinafter “Agreement”), is made, entered into and effective as of November 11, 2013 and effective upon the payment of the purchase price set forth in Section 1.1.1.1 of the Purchase Agreement, by and between Accelera Innovations, Inc, a Delaware Corporation, (hereinafter the “Corporation"), and Blaise Wolfrum, M.D., (hereinafter “Employee”), an individual resident of the State of Illinois.  Either the Corporation or Employee may be individually referred to herein as a “party,” or collectively as the “parties.”

RECITALS

WHEREAS, the Corporation desires to employ Employee as the President for the Accelera business unit “Behavioral Health Care Associates”;

WHEREAS, Employee desires to be employed by the Corporation;

WHEREAS, Employee acknowledges that the restrictions and covenants contained in this Agreement constitute a material inducement for the Corporation to enter into this Agreement and provide employment to Employee.

WHEREAS, Employee wishes to enter into a new employment relationship with the Corporation whereby Employee receives the independent consideration offered in this Agreement and whereby Employee receives access to confidential information and existing and prospective clients.

WHEREAS, Employee acknowledges that Employee will be employed in a position of trust and confidence and will have access to and will become familiar with the products, methods, technology, services and procedures used by the Corporation and its clients;

WHEREAS, Employee acknowledges that the Corporation has expended significant time and money on the development of client goodwill and a sound business reputation, and that as part of Employee’s duties, Employee will develop and maintain close working relationships with the Corporation’s clients and prospective clients;

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and Employee agree as follows:

Exhibit 10.6 -- Page 18

ARTICLE ONE
COVENANTS AND RESTRICTIONS

1.1           Non-Solicitation of Employees or Contractors. During the term of Employee’s employment with Corporation and for a period of eighteen (18) months after termination of Employee’s employment with the Corporation, irrespective of the party terminating the employment relationship or the manner in which it is terminated, Employee shall not directly or indirectly, as an employee, independent contractor, officer, director, owner, principal, partner, shareholder, member, agent, consultant or joint venture, induce or attempt to influence any of Corporation's employees or contractors to leave his/her employment with the Corporation or terminate any contract with Corporation.

1.2           Non-Solicitation of Customers/Advertisers/Vendors. During the term of Employee’s employment with Corporation and for a period of eighteen (18) months after termination of Employee’s employment with the Corporation, irrespective of the party terminating the employment relationship or the manner in which it is terminated, Employee shall not directly or indirectly, as an employee, independent contractor, officer, director, owner, principal, partner, shareholder, member, agent, consultant or joint venture of a business similar to or competing with Corporation's, call upon, attempt to call upon, divert, take away, solicit, attempt to solicit, or influence any advertiser, vendor, supplier, customer, of Corporation to cease doing business with the Corporation or to do business with Employee or any other person/entity except Corporation.  The geographic scope of the foregoing covenant is a 10 mile radius of the office located at 1375 E. Schaumburg Rd., Suite 230, Schaumburg, IL 60194.

1.3           Nondisclosure of Confidential Information.  Employee shall hold in strictest of confidence and will never, without prior written authorization of the Corporation or its legal counsel, divulge, disclose, furnish, transfer, convey, communicate or make accessible or use in any way for Employee’s own or another's benefit, any of Corporation's Confidential Information Supplier/Vendor Confidential Information, or any Customer Confidential Information (collectively “Confidential Information”) as defined below, except: (1) as may be required or necessary to enforce the terms of the Agreement; (2) as may be required by subpoena or a Court; (3) as may be necessary in the preparation for any state or federal tax returns; or (4) as otherwise may be required by law.  Upon termination of Employment, Employee shall deliver to the Corporation all materials that include Confidential Information belonging to the Corporation in addition to all other property of the Corporation in the Employee’s possession.  Under no circumstance shall Employee use the Confidential Information for the Employee’s personal benefit or gain or for the benefit or gain of any other person other than the Corporation.

1.4           Definitions.

1.4.1           Customer Confidential Information.  For purposes of this Agreement “Customer Confidential Information” means any information or compilation of information, not generally known, which is provided to the Corporation by its customers or potential customers, is proprietary to the customer or potential customer and relates to the customer’s or potential customer’s existing or reasonably foreseeable business.  Information provided to the Corporation by a customer or potential customer shall be treated as Customer Confidential Information.

Exhibit 10.6 -- Page 19

1.4.2           Supplier/Vendor Confidential Information. For purposes of this Agreement “Supplier/Vendor Confidential Information” means any information or compilation of information, not generally known, which is provided to the Corporation by its suppliers or vendors, is proprietary to the supplier or vendor and relates to the supplier’s or vendor’s existing or prospective business relationship with the Corporation.  Information provided to the Corporation by a supplier or vendor shall be treated as Supplier/Vendor Confidential Information.

1.4.3           Corporation's Confidential Information.  For purposes of this Agreement “Corporation's Confidential Information” means any information (whether in written or electronic form and whether communicated orally or otherwise) which is proprietary to the Corporation, and is not generally known, and relates to the Corporation's existing or foreseeable business including, but not limited to, (i) trade secrets, (ii) computer programs (including all algorithms, codes and documentation relating thereto), (iii) any and all information relating to the Corporation's marketing techniques, mailing lists, customer and prospective customer lists, financial and compensation matters, and vendor relationships and (iv) any other compilation, list, program, devise, method, technique or process that derives independent economic value, actual or potential from not being generally known to, and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use.  Information shall be treated as Corporation's Confidential Information irrespective of its source, and all information that the Corporation identifies as being “confidential” or “trade secret” and which is not generally known pursuant to the Minnesota Trade Secret Act shall be presumed to be Corporation's Confidential Information.  Corporation's Confidential Information shall not lose its confidential or proprietary status merely because it was known by a limited number of other persons or entities or because it did not entirely originate with the Corporation.

1.5           Enforcement.  It is recognized that damage in the event of breach of the Employee’s covenants under this Agreement will be difficult if not impossible to ascertain.  It is therefore agreed that the Corporation, in addition to or without limiting any other remedy or right that it might have, shall have the right to:

1.5.1           An injunction against Employee issued by a court of competent jurisdiction enjoining such breach.  Employee hereby consents to the issuance of any preliminary or permanent injunction without limitation and without bond; and

1.5.2 In the event that any proceeding, suit or action is brought by any party under this Agreement to enforce any of its terms, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the trial and appellate courts in any such proceeding or as incurred in the collection of any judgment.; and

Exhibit 10.6 -- Page 20

1.5.3           Any other remedy provided by law which is not inconsistent with the remedies set forth above.

1.5.4           All provisions in this Agreement require the Employee to do or to refrain from certain activities shall be tolled for so long as Employee is in violation of this Agreement.

1.6           Inventions.  With respect to Inventions made, authored, or conceived by Employee either solely or jointly with others during employment by Corporation, Employee shall promptly and fully disclose and describe such Inventions in writing to the Corporation, assign (and does hereby assign) to Corporation all of Employee’s rights to such Inventions and to applications for letters, patent and/or copyright in all countries and to all letters patent and/or copyrights granted upon such Inventions in all countries.  Employee will, during the term of this Agreement and thereafter, do such other acts as may be necessary in the Corporation's opinion to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in the Corporation.  The provisions of this paragraph shall not apply to Inventions made, authored or conceived by Employee during employment by the Corporation if such Inventions do not relate directly to the Corporation's business or to the Corporation's actual or demonstrably anticipated research or development and do not result from any work performed by Employee for the Corporation and no Corporation Confidential Information is used in the making, authorship or conception of the Invention or discovery.  For purposes of this Agreement, "Inventions" means discoveries, concepts, ideas and works of authorship, whether or not patentable or subject to copyright including but not limited to processes, methods, formulas, and techniques, as well as improvement or know-how concerning any present or prospective activities of the Corporation with which the Employee becomes acquainted as a result of his employment by the Corporation or which are conceived by Employee during the employment by the Corporation or within one year thereafter.  Notwithstanding anything to the contrary, any book, speech, recording, media presentation, software program, seminar or video that that are made, authored or conceived by the Employee during employment by Corporation shall belong solely to the Employee to which the provisions of this paragraph shall not apply.

1.7           Proprietary Rights. Ownership of, and all rights in, any work product that Employee is providing to the Corporation under this Agreement, which includes, but is not limited to designs, inventions, developments and improvements (the “Work”), including trademarks, patents and copyrights applicable to the same, shall belong exclusively to the Corporation, which the Employee hereby assigns to the Corporation. The parties to this agreement agree to consider as a “work made for hire” any work requested by the Corporation that qualifies as such under the United States copyright laws. To the extent that the Work cannot be a “work made for hire” or when necessary for any other reason, Employee will provide the Corporation with all such assignments of rights, covenants and other assistance, and do all necessary acts that may be required for the Corporation through trademark, patent or copyright applications or otherwise, to enforce and obtain the full benefit of the rights provided herein. If the Work contains materials previously developed or copyrighted by the Employee or others, the Employee grants to the Corporation, or agrees to obtain for the Corporation an unrestricted, royalty-free license to use and copy such materials. Any license so granted or obtained shall include the right for the Corporation to grant an unrestricted, royalty-free license to any affiliate of the Corporation.  The Employee shall place a copyright notice on the Work at the Corporation’s request.  Notwithstanding anything to the contrary, any book, speech, recording, media presentation, software program, seminar or video that that are made, authored or conceived by the Employee during employment by Corporation shall belong solely to the Employee to which the provisions of this paragraph shall not apply.

Exhibit 10.6 -- Page 21

1.8           Separation of Covenants.  The covenants contained in this Agreement constitute a series of separate but ancillary covenants.  If in any judicial proceeding a court shall hold that any of the covenants set forth herein exceed the time, geographic, or occupational limitations permitted by applicable laws, Employee and the Corporation agree that such provisions shall and hereby are reformed to the reflect the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Employee and Corporation further agree that the covenants herein shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of any of the covenants herein.

ARTICLE TWO
MISCELLANEOUS

2.1           Notices.  Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or 48 hours after deposit in the United States mail, first class postage fully prepaid, addressed to such party at its last known address.

2.2           Law Governing; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.  Venue shall exist in Cook County Illinois for the resolution of any matter relating to this Agreement and each party submits to the jurisdiction of such Court.

2.3           Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.  Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

2.4           Presumption.  This Agreement or any article hereof shall not be construed against any party due to the fact that said party drafted this Agreement or any article thereof.

Exhibit 10.6 -- Page 22

2.5           Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

2.6             Employment At-Will.  Employee acknowledges and agrees that Employee shall remain an at-will employee of the Corporation and may be terminated for any reason or no reason at any time.  However, notwithstanding anything to the contrary, Employee may not be terminated, demoted, transferred, or reassigned prior to the payment by Accelera to Employee of the entire purchase price of $4,550,000.00 relating to the sale of stock of Behavioral Health Care Services, Ltd. to Accelera Innovations, Inc., as set forth in greater in greater detail in the Parties’ Stock Purchase Agreement.

2.7             Incorporation of Recitals.  The recitals are incorporated into this Agreement and made a part hereof.  Specifically, Employee acknowledges that the Employee has entered into this Agreement prior to the commencement of Employee’s employment with the Corporation.

2.8             Survival of Covenants.  The covenants and agreements by the Employee shall survive termination of this Agreement or termination of Employee’s employment with the Corporation.

2.9             Counterparts.  This Agreement may be signed in counterparts by the parties hereto with the same force and effect as if the above parties signed the same original agreement.  Facsimile copies and photocopies of the parties’ signatures to this Agreement shall be valid and enforceable to the same extent as original signatures, and the parties hereby waive any requirement that original signatures be produced as a condition of proving the validity of, or otherwise enforcing this Agreement.

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Exhibit 10.6 -- Page 23

IN WITNESS WHEREOF, the Corporation and Employee have caused this Agreement to be executed and effective as of the day and year first above written.

Dated: November 11, 2013,	ACCELERA INNOVATIONS, INC (“CORPORATION ”) /s/ John Wallin By: John Wallin Its: CEO
Dated: November 11, 2013,	(“EMPLOYEE”) /s/ Blaise Wolfrum By: Blaise Wolfrum, M.D.

Exhibit 10.6 -- Page 24